Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BIO-KEY INTERNATIONAL, INC.

The undersigned, in order to form a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

NAME

The name of the corporation is BIO-key International, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Ninety Million (90,000,000) shares, consisting of (i) Eighty-Five Million (85,000,000) shares of Common Stock, $.0001 par value per share (“Common Stock”), and  (ii) 5,000,000 shares of Preferred Stock, $.0001 par value per share (“Preferred Stock”).

The Board of Directors is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation, of any class, which may have been authorized but not issued or otherwise reserved for issuance, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.             Voting.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders.  Except as otherwise provided in any Preferred Stock designation or in this Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, or any authorized committee thereof, and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.             Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.            PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.  Except as otherwise provided in any Preferred Stock designation or in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

ARTICLE V

INCORPORATOR

The name and address of the incorporator is:

Charles J. Johnson, Esq.

Choate, Hall & Stewart

Exchange Place

53 State Street

Boston, Massachusetts 02109

ARTICLE VI

STOCKHOLDER ACTION

1.             Action without Meeting.  Except as may be approved in advance by the Board of Directors, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.             Special Meetings.  Except as otherwise required by statute, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office.  Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VII

DIRECTORS

1.             General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.             Election of Directors.  Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

3.             Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.

4.             Vacancies.  Any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders.  Any Director appointed in accordance with the preceding sentence shall hold office until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal.  In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.             Removal.  Any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors.  At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

6.             By-Laws.  Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.  The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE VIII

LIMITATION OF LIABILITY

No Director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VIII shall not eliminate or limit the liability of a Director, to the extent such liability is provided by applicable law, (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit.  No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any Director for, or with respect to, any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE IX

INDEMNIFICATION

1.             Actions, Suits and Proceedings Other than by or in the Right of the Corporation.  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.             Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3.             Indemnification for Expenses of Successful Party.  Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article IX, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.  Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.             Notification and Defense of Claim.  As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4.  The Indemnitee shall have the right to employ his own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.  The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.  The Corporation shall not be required to indemnify the Indemnitee under this Article for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent.  The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent.  Neither the Corporation nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.             Advance of Expenses.  Subject to the provisions of Section 6 of this Article IX, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article IX of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by the Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made if it is determined (in the manner described in Section 6) that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.  Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6.             Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article IX, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.  Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 of this Article IX the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article IX, as the case may be.  Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of the Indemnitee is proper because the Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be.  Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.             Remedies.  The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article IX that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.             Limitations.  Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of the Article IX, the Corporation shall not indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.             Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.           Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.  Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11.           Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

12.           Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

13.           Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

14.           Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

15.           Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

16.           Subsequent Legislation.  If the DGCL is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his or her act and deed and that the facts stated therein are true.

Dated: July 28, 2004	/s/ Charles J. Johnson
Charles J. Johnson, Incorporator